SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 28, 2009.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Item 1 and AGAINST Items 2 and 3.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

/s/  Mark C. Pigott
Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 28, 2009, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect as directors the four Class II nominees named in the attached proxy statement to serve three-year terms ending in 2012.

2.	To vote on a stockholder proposal regarding the annual election of all directors.

3.	To vote on a stockholder proposal regarding a director vote threshold; and

4.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on
March 2, 2009.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached Proxy Statement.

By order of the Board of Directors

/s/  J. M. D’Amato
J. M. D’Amato
Secretary
Bellevue, Washington
March 12, 2009

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m. on April 28, 2009, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 12, 2009.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 2, 2009. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 2, 2009, the Company had 363,167,129 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2009 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.  Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.  Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.  Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.  A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held at 10:30 a.m. on April 28, 2009, at Meydenbauer Center, Bellevue, Washington. The 2009 proxy statement and the 2008 Annual Report to stockholders are available on the Company’s Website at www.paccar.com/2009annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2008 Annual Report and 2009 Proxy Statement at a shared address prior to the 2009 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:	Election of Directors

Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR the nominees for Class II Director.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2 and 3: Stockholder Proposals

To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 2 and 3.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2008 (amounts shown are rounded to whole shares):

	Shares		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

James C. Pigott	18,384,751	(a)	5.07
1405 42nd Avenue East Seattle, WA 98112

Mary Ellen Hughes	25,342,282	(b)	6.99
701 5th Avenue, Suite 5500 Seattle, WA 98104

(a)	Includes 10,838,696 shares over which he has sole voting power and 10,906,553 shares over which he has sole investment power. He has shared voting power over 7,471,539 shares held by charitable trusts of which he is a co-trustee and shares investment power over 7,400,478 of those shares.

(b)	Includes 17,803,477 shares over which she has sole voting and investment power, 138,327 shares over which she has shared voting and investment power and the same 7,400,478 shares referenced in note (a) held by a charitable trust of which she is a co-trustee and shares voting and investment power.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following list shows the shares of common stock beneficially owned by (1) each director and director nominee, (2) the Chief Executive Officer and the other four most highly compensated executive officers (collectively the “Named Executive Officers”), and (3) by all directors and executive officers as a group as of March 2, 2009 (amounts shown are rounded to whole share amounts):

	Shares		Percent
Name	Beneficially Owned		of Class

James G. Cardillo	202,356	(a)	*
Alison J. Carnwath	10,069	(b)	*
John M. Fluke, Jr.	28,903	(b)	*
Kirk S. Hachigian	3,658	(b)	*
Stephen F. Page	27,733	(b)	*
Robert T. Parry	11,767	(b)	*
James C. Pigott	18,387,666	(c)(d)	5.07
John M. Pigott	2,290,311	(d)	*
Mark C. Pigott	6,238,281	(d)(e)	1.72
Thomas E. Plimpton	359,563	(a)	*
William G. Reed, Jr	682,518	(b)(d)	*
Daniel D. Sobic	81,094	(a)	*
Gregory M. E. Spierkel	4,385	(b)	*
Warren R. Staley	3,656	(b)	*
Michael A. Tembreull	582,525	(a)(f)	*
Charles R. Williamson	16,539	(b)	*
Total of all directors and executive officers as a group (21 individuals)	29,188,997		8.05

*Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: J. G. Cardillo 34,507; T. E. Plimpton 44,454; D. D. Sobic 20,858; M.A. Tembreull 89,748. Includes restricted shares for which the participant has voting power as follows: J. G. Cardillo 15,813; T. E. Plimpton 28,892; D. D. Sobic 7,669. Also includes options to purchase shares exercisable as of March 2, 2009, as follows: J. G. Cardillo 144,664; T. E. Plimpton 253,727; D. D. Sobic 51,139; M. A. Tembreull 197,955. Includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan (the DC Plan) and the Long Term Incentive Plan (the LTIP) as follows: T. E. Plimpton 11,691; M. A. Tembreull 134,625.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights as follows: K. S. Hachigian 3,658; S. F. Page 20,059;
G. M. E. Spierkel 4,385; R. T. Parry 4,650; C. R. Williamson 8,621.

(c)	Includes the 18,384,751 shares described in footnote (a) to the Stock Ownership of Certain Beneficial Owners table and 2,915 shares awarded January 2, 2009, under the RSDC Plan.

(d)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(e)	Includes 63,516 shares allocated in the Company’s SIP for which he has sole voting and investment power; 254,373 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 1,682,241 shares exercisable as of March 2, 2009 and deferred cash awards accrued as 144,902 stock units under the DC Plan and the LTIP.

(f)	M. A. Tembreull retired as Vice Chairman and a director of the Company effective January 2, 2009.

EXPENSES OF SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Laurel Hill Advisory Group to aid in the solicitation of stockholders for a fee of approximately $8,000 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:	ELECTION OF DIRECTORS

Four Class II directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II directors for a term expiring at the Annual Meeting of Stockholders in 2012. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS II DIRECTORS
(TERMS EXPIRE AT THE 2012 ANNUAL MEETING)

MARK C. PIGOTT, age 55, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the nephew of retiring director James C. Pigott and the brother of director John M. Pigott. He has served as a director of the Company since 1994.

WILLIAM G. REED, JR., age 70, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He served as chairman of the board of Safeco Corporation from January 2001 through December 2002 and as lead independent director from 2000 to 2004. He has served as a director of the Company since 1998.

WARREN R. STALEY, age 66, served as chairman and chief executive officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products, from 2000 until his retirement in 2007. He joined Cargill in 1969 and was elected president and chief operating officer in 1998, chief executive officer in 1999 and chairman in 2000. He has served as a director of the Company since 2008.

CHARLES R. WILLIAMSON, age 60, was chairman and chief executive officer of Unocal Corporation, the California-based energy company, from 2001 until Unocal merged with Chevron Corporation in August 2005. He served as executive vice president of Chevron from August 2005 until his retirement in December 2005. He served as a director of Unocal from 2000 to 2005. He held a variety of technical and management positions with Unocal around the world. Mr. Williamson was the chairman of the US-ASEAN Business Council from 2002 to 2005. He is a director of the Weyerhaeuser Company and Talisman Energy Inc. He has served as a director of the Company since 2006.

Retiring Class II Director

JAMES C. PIGOTT, age 72, is president of Pigott Enterprises, Inc., a private investment company, and has held that position since 1983. He was chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, from 1986 until December 1999. He is the uncle of Mark C. Pigott and John M. Pigott, both directors of the Company. He has served as a director of the Company since 1972 and is retiring from the Board of Directors effective April 27, 2009.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2010 ANNUAL MEETING)

ALISON J. CARNWATH, age 56, is chairman of MF Global Limited, a Bermuda-based financial services firm. She is also Chairman of Land Securities plc, the largest property company listed on the London Stock Exchange, an adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board and investment committee at ISIS Equity Partners, LLP, a private equity firm, both based in the United Kingdom. She was chairman of Vitec Group plc, a British supplier of products and services to the broadcast and media industries, from April 1999 to October 2004 and was its chief executive officer during 2001. She is a director of the Man Group plc, a FTSE 100 Index member. She has served as a director of the Company since 2005.

ROBERT T. PARRY, age 69, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of the Janus Capital Group Inc. He has served as a director of the Company since 2004.

JOHN M. PIGOTT, age 45, is a partner in Beta Business Ventures, LLC, a private investment company formed in 2008, and was a partner in the predecessor company Beta Capital Group, LLC since 2003. He previously served in various management positions within PACCAR from 1992 to 2003. He is the brother of Mark C. Pigott and the nephew of James C. Pigott, both directors of the Company. He was elected by the Board to serve as a director of the Company, effective April 27, 2009.

GREGORY M. E. SPIERKEL, age 52, is chief executive officer of Ingram Micro Inc., a leading California-based technology distributor, and has held that position since June 2005. He previously served as president from March 2004 to June 2005. During his eleven year tenure with the company he held other senior positions including executive vice president. He is also a director of Ingram Micro. He has served as a director of the Company since 2008.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2011 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 66, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is a director of Tully’s Coffee Corporation. He has served as a director of the Company since 1984.

KIRK S. HACHIGIAN, age 49, is chairman, president and chief executive officer of Cooper Industries Ltd., manufacturer of electrical products and tools. He was named chairman in February 2006, president and chief executive officer in May 2005 and president and chief operating officer in August 2004. He is a director of Cooper Industries Ltd. He has served as a director of the Company since 2008.

STEPHEN F. PAGE, age 69, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and chief executive officer of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc., and Liberty Mutual Holding Company Inc. He has served as a director of the Company since 2004.

THOMAS E. PLIMPTON, age 59, is Vice Chairman of the Company and has held that position since September 2008. He also serves as the Company’s principal financial officer. He was President from January 2003 to September 2008, Executive Vice President from August 1998 to January 2003 and Senior Vice President from August 1996 to August 1998. He was elected by the Board to serve for the remainder of Michael A. Tembreull’s term as a Class I director, effective January 2, 2009.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 4200: Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Stephen F. Page, Robert T. Parry, James C. Pigott, William G. Reed, Jr., Gregory M. E. Spierkel, Warren R. Staley, Harold A. Wagner and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on its Website which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2008. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2008.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Nominating and
Audit	Compensation	Executive	Governance
Committee	Committee	Committee	Committee

J. M. Fluke, Jr.	C. R. Williamson	M. C. Pigott	J. C. Pigott
S. F. Page	A. J. Carnwath	J. C. Pigott	A. J. Carnwath
W. R. Reed, Jr.	K. S. Hachigian	W. G. Reed, Jr.	J. M. Fluke, Jr.
C. R. Williamson	R. T. Parry		S. F. Page
	G. M. E. Spierkel		W. R. Staley

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process, and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function. The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated independent director John M. Fluke, Jr., as Audit Committee financial expert. The Committee met five times in 2008.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the LTIP, the Senior Executive Yearly Incentive Compensation Plan and the DC Plan. The Committee establishes base salaries, and annual and long-term performance goals for executive officers. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers. The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. The Committee does not retain a compensation consultant on an annual basis and did not retain one in 2008. The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All five members of the Compensation Committee meet the director independence requirements of the NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2008.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which is available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must comply with the Company Bylaws requiring advance notice and meet the requirements described in the section on Stockholder Proposals and Director Nominations of this proxy statement. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors. Mr. Charles R. Williamson and Mr. Warren R. Staley are directors and nominees for election in this proxy statement and were recommended to the Committee by a third-party search firm.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the five Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2008.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action twice in 2008.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2008:

Summary Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash (a)	Awards (b)	Compensation (c)	Total (d)
Name	($)	($)	($)	($)

A. J. Carnwath	$125,000	$93,713		$218,713
J. M. Fluke, Jr	135,000	90,086		225,086
K. S. Hachigian	26,250	453		26,703
S. F. Page	130,000	90,086	$5,000	225,086
R. T. Parry	125,000	90,086	5,000	220,086
J. C. Pigott	120,000	180,587		300,587
W. G. Reed, Jr	115,000	90,086	5,000	210,086
G. M. E. Spierkel	96,924	15,598		112,522
W. R. Staley	26,250	453		26,703
H. A. Wagner	28,076	180,587		208,663
C. R. Williamson	130,000	74,912		204,912

(a)	Fees for non-employee directors include the 2008 annual retainer of $75,000, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. S. F. Page, H. A. Wagner and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The fair value of restricted stock awards to each non-employee director under the RSDC Plan is determined based on the number of shares granted and the quoted price of the Company’s common stock on the grant date, and compensation expense is recognized over the requisite service period as defined in FAS 123R. Amounts shown above represent compensation expense recognized in 2008 related to restricted stock awards made under the RSDC Plan for 2005, 2006, 2007 and 2008 calculated in accordance with FAS 123R. Expense recognized for K. S. Hachigian, G. M. E. Spierkel, W. R. Staley and C. R. Williamson is prorated based on the date of their initial Board membership. Expense recognized for H. A. Wagner and J. C. Pigott includes the value of all remaining restricted shares due to reaching mandatory retirement age. See Note R to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The grant date fair value of the restricted stock award granted on January 2, 2008, to each non-employee director is $90,000. On December 31, 2008, non-employee directors held the following unvested shares of restricted stock: A. J. Carnwath 6,659; J. M. Fluke, Jr., 6,659; K. S. Hachigian 741; S. F. Page 6,659; R. T. Parry 6,659; J. C. Pigott 6,659; W. G. Reed, Jr., 6,659; G. M. E. Spierkel 1,445; W. R. Staley 741; H. A. Wagner 0; C. R. Williamson 5,003.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	K. S. Hachigian, S. F. Page, R. T. Parry, G. M. E. Spierkel, H. A. Wagner and C. R. Williamson deferred some or all of their compensation earned in 2008. None of the deferred compensation earned interest that was in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

On the first business day of the year, each non-employee director receives $90,000 in restricted stock or restricted stock units under the RSDC Plan. The number of shares received is determined by dividing $90,000 by the closing price of a share of Company stock on the first business day of the year. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. Effective January 1, 2008, the RSDC Plan was amended to allow non-employee directors to elect to receive a credit to the stock unit account in lieu of a grant of restricted stock. The account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock.

The Company provides transportation for or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least $200,000 worth of Company stock, and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service meet the stock ownership guidelines.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related person transactions to the Audit Committee for review and approval.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance results and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 70 consecutive years of net income, yearly dividends since 1941 and excellent stockholder returns. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company yearly profitability and individual business unit goals.

Long-term performance compensation:

•	An equity and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 23, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Executive Compensation Criteria

The Compensation Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Role of Compensation Consultant.  The Committee does not retain a compensation consultant on an annual basis and it did not retain one in 2008.

Industry Compensation Comparison Groups.  The Compensation Committee periodically utilizes information from industry-published compensation surveys as well as compensation data from peer companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations, but it does not specify a “target” compensation level for any given executive but rather a range of compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Compensation of the Named Executive Officers reflects the Committee’s consideration of comparative data and analysis from a 2006 survey of 86 companies with median revenues of $11.3 billion conducted by

Hewitt Associates (“Hewitt”). The companies in that survey are listed on page 11 of the Company’s 2008 proxy statement. Hewitt did not advise the Committee or make any recommendations regarding the data it supplied nor did it provide any other executive compensation services. The Committee assessed 2006 pay levels for the Named Executive Officers based in part on the data provided by Hewitt and a comparison of Company compensation levels against the 50th percentile of the surveyed companies. The total direct compensation of each Named Executive Officer was within the competitive range of survey data.

Peer Companies.  As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies that comprise the index used in the stock performance graph set forth in the Company’s Annual Report on Form 10-K and page 28 of this proxy statement. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. The nine Peer Companies for the LTIP 2006-2008 and 2007-2009 cycles are:

• ArvinMeritor Inc.	• Caterpillar Inc.	• Cummins Inc.
• Dana Corporation	• Deere & Company	• Eaton Corporation
• Ingersoll-Rand Company Ltd.	• Navistar International Corporation	• Oshkosh Truck Corporation

As discussed in the 2008 proxy statement, effective with the LTIP cycle beginning January 2008-2010, the following are the Peer Companies for purposes of the Company performance goal in the LTIP cash program and the applicable goals under the share match program.

2008 Revenue
Company Name	(in billions)

Caterpillar Inc.	$51,324
Cummins Inc.	14,342
Danaher Corp.	12,697
Deere & Company	27,872
Dover Corp.	7,569
Eaton Corporation	15,376
Harley-Davidson Inc.	5,594
Honeywell International Inc.	36,556
Illinois Tool Works	15,869
Ingersoll-Rand Co Ltd.	13,227
United Technologies Corp.	58,681
PACCAR Inc	14,972

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual cash incentives, and long-term incentives consisting of cash, stock options and restricted stock. The Committee made no significant changes to the elements of the compensation program for the Named Executive Officers for 2008.

Compensation Mix.  The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company performance incentive programs. For 2008, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results.

Chairman & CEO	Other Named Executive Officers
2008 Target Compensation Structure	2008 Average Target Compensation Structure

Base Salary.  Base salary provides a fixed, baseline level of compensation that is not contingent upon Company performance. It is important that base salaries are competitive with industry peer companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2006 Hewitt survey, with minimums at 70 percent of the midpoint and maximums at 130 percent of the midpoint and were not changed in 2008. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience and individual performance.

The Committee reviews base salaries every 12 to 18 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer and approved increases in 2008. On January 1, 2008, the Chief Executive Officer received a 3.8 percent increase over his May 1, 2006 base salary (2.3 percent annualized). The annualized increase for the other Named Executive Officers ranged from 1.7 to 4.5 percent and occurred 15 to 18 months from their previous salary increase. During the fall of 2008, Mr. Plimpton, Mr. Cardillo and Mr. Sobic were promoted to their current positions. Accordingly, each received a salary increase to reflect their additional responsibilities. Their average salary increase was 15.2 percent.

The Committee made its salary decisions after considering the Company’s excellent performance, the compensation guidelines and internal equity. The Chief Executive Officer was not involved in discussions regarding his salary. He suggested salary recommendations to the Committee for the other Named Executive Officers. All salary increases were consistent with the Company’s overall compensation guidelines. The Committee believes that the base salary of each of the Named Executive Officers is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).  This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. Awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140% and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the

2008 award for each Named Executive Officer is based upon Company performance relative to an overall net profit goal proposed by Company management and approved by the Committee within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum annual incentive cash award under the Plan is $4,000,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2008, the Company’s net profit target was $1.1 billion and actual net profit was $1.02 billion, an excellent result considering the difficult recession. The Committee approved payouts of 85 percent of each Named Executive Officer’s target award, which corresponds with achievement of 92.5 percent of the net profit goal. The Committee approved payments consistent with the calculated goal achievement for each Named Executive Officer and did not exercise discretion to reduce or modify any payment. The following table outlines the 2008 goals and incentive awards achieved for each Named Executive Officer.

The Committee notes that M. C. Pigott generously declined his 2008 annual incentive payment of $1,147,500 that he earned, in recognition of the challenging economic recession and the negative effect upon the Company’s employees and stockholders. The Committee accepted his decision. Therefore, the Summary Compensation Table on page 19 indicates that his 2008 non-equity incentive plan compensation was zero.

					Award
		Target		Performance	Achieved
	Financial	Award		Measure as	as a %
	Performance	as a % of		a % of	of
Name and Principal Position	Measure	Base Salary		Target	Goal

M. C. Pigott	Company Profit Goal	100		100	92.5
Chairman & Chief Executive Officer
M. A. Tembreull	Company Profit Goal	75		100	92.5
Vice Chairman
T. E. Plimpton	Company Profit Goal	72	(a)	100	92.5
Vice Chairman
J. G. Cardillo	Company Profit Goal	64	(a)	100	92.5
President
D. D. Sobic	Company Profit Goal	56	(a)	100	92.5
Executive Vice President

(a)	Target percentages were prorated based on the number of months the individual was in a particular position and salary level.

Long-Term Incentive Compensation (LTIP).  The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2008 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below. These targets were unchanged from 2007.

	Long-term	Stock	Restricted
Name	Cash	Options	Stock

M. C. Pigott	150%	375%	150%
M. A. Tembreull	100%	300%	60%
T. E. Plimpton	90%	300%	60%
J. G. Cardillo	70%	260%	50%
D. D. Sobic	60%	210%	40%

Long-term incentive compensation cash award.  This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies performance over a three-year period. Company performance is measured by three-year compound growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year.

For the 2008-2010 cycle, the Committee approved the following goals:

	Financial Performance and
	Individual Performance	Performance
	Measures for	Measure as a
Name	LTIP 2008-2010 Cycle	% of Target

M. C. Pigott	Company Performance Goal	100
M. A. Tembreull	Company Performance Goal	100
T. E. Plimpton	Company Performance Goal	100
J. G. Cardillo	Company Performance Goal	50
	Business Unit Performance	50
D. D. Sobic	Company Performance Goal	50
	Business Unit Profit	25
	Business Unit Performance	25

The Committee believes that three-year compound growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over ten years. During that period the Company has demonstrated extraordinary performance against the Peer Companies and provided superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit goals determined by the Chief Executive Officer similar to those described above for the annual incentive plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in the April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2008, the Committee determined the cash awards for the three-year period 2005-2007 ending December 31, 2007. One hundred percent of the cash award for M. C. Pigott, M. A. Tembreull and T. E. Plimpton was based on the Company Performance Goal. For the 2005-2007 LTIP cycle, the Company achieved superior results and tied for second among all of Peer Companies that reported earnings. The Committee approved a payout of 162.5 percent of target on the Company Performance Goal for each Named Executive Officer reflecting excellent goal achievement and did not exercise discretion to reduce or modify payment. The remaining fifty percent of the award for J. G. Cardillo was based on business unit profit. A maximum payout was approved based on that goal achievement which resulted in an overall payout of 181.3 percent of target reflecting excellent goal achievement. The remaining sixty percent of the award for D. D. Sobic was based on business unit profit (forty percent) and individual performance (twenty percent). The Committee determined that D. D. Sobic exceeded each goal and approved an overall payout of 181 percent of target reflecting excellent goal achievement. The long-term cash awards for 2006-2008 LTIP cycle have not been determined as of the date of this proxy statement.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,000,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.  The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release, and are not repriced. They become exercisable at the end of a three-year vesting period and expire ten years after the date of grant.

The Compensation Committee granted stock options on January 30, 2008. The number of options was determined by multiplying the executive’s base salary on January 30, 2008, by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant, January 30, 2008. All stock options granted in 2008 vest and become exercisable on January 1, 2011, and remain exercisable until January 30, 2018 unless the participant’s employment terminates for reasons other than retirement at age 65, or the participant is demoted to an ineligible position. Vesting may be accelerated in the event of a change in control.

Annual restricted stock program.  Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The restricted stock vests 25 percent per year over a four-year period beginning in the year following the grant. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

The Named Executive Officers received a grant of performance-based restricted stock on January 30, 2008, after the Committee determined that the performance goal of four percent return on 2007 sales was exceeded. The number of restricted shares granted was determined by multiplying the executive’s annual base salary by a target award percentage and dividing by the average closing price of the Company’s stock for the first five trading days of 2008. All awards were consistent with the target award percentage and the Committee did not exercise discretion to make any material adjustments. Twenty-five percent of the shares vested on January 1, 2009, and 25 percent of shares will vest on each successive January 1 through January 1, 2012.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chairman and Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership, the Company has significantly outperformed both its Peer Companies and the S&P 500 Index for the ten-year period ending December 31, 2008.

In addition to the change to base salary discussed above, in 2008 the Committee approved a grant of 150,000 restricted shares to match an equal number of shares the Chief Executive Officer personally purchased through the exercise of stock options. Under this share match program, if the Chief Executive Officer purchases Company stock either by exercising stock options or through open market purchases, he may receive a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vest after five years if the Company’s earnings per share growth over the same five-year period meets or exceeds at least fifty percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold before the vesting period, an equal number of restricted match shares will be forfeited.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a DC Plan described on page 23 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock units credited under the Deferred Compensation Plan are disbursed in a one-time payment of Company shares. Participation in the DC Plan is voluntary.

Stock Ownership Guidelines

Effective January 1, 2008, the Board of Directors approved stock ownership guidelines for the Company’s executive officers and directors to link their long-term economic interest directly to that of the Company stockholders. The Chief Executive Officer is expected to hold five times his base salary in Company stock and/or deferred stock units. Other executive officers are expected to hold one times their base salary in Company stock, vested stock options and/or deferred stock units. Executive officers have three years to attain this ownership threshold. All executive officers are in compliance as of January 1, 2009.

Changes Approved for 2009

Due to the challenging business environment in 2009, the Committee approved the following reductions to the annual and long-term compensation programs for all participants including the Named Executive Officers for the 2009 cycle only.

•	The maximum award that may be earned under the 2009 annual incentive cash compensation program is reduced from 200 percent to 160 percent of the executive’s target award.

•	The percentage of base salary used to determine long-term compensation target awards for the 2009-2011 cycle is reduced to the 2005 level. The year 2005 was chosen because it is the year preceding the most recent structural increase in the program. A comparison of the 2009 target and the 2008 target for each element of the long-term compensation program for each Named Executive Officer, calculated as a percentage of base salary, is indicated in the following table. A 2009 target was not established for Mr. Tembreull because he retired effective January 2, 2009.

	2008-2010 Cycle			2009-2011 Cycle(a)
	Long-			Long-
	term	Stock		term	Stock	Restricted
Name	Cash	Options	Restricted Stock	Cash	Options	Stock

M. C. Pigott	150%	375%	150%	60%	450%	0%
M. A. Tembreull	100%	300%	60%	0%	0%	0%
T. E. Plimpton	90%	300%	60%	50%	325%	0%
J. G. Cardillo	70%	260%	50%	45%	325%	0%
D. D. Sobic	60%	210%	40%	35%	260%	0%

(a)	Annual restricted stock grants included in the long-term compensation program will not be made for the 2009 performance period for the 2009 cycle only.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Annual and long-term cash incentives are prorated upon retirement or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change of control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the IC Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2008, the funding limit for the Named Executive Officers under the IC Plan equaled two percent of Company’s net income and the limit for the LTIP equaled three quarters of one percent of the Company’s cumulative net income for the 2008-2010 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2008 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2009 Annual Meeting.

THE COMPENSATION COMMITTEE

C. R. Williamson, Chairman
A. J. Carnwath
K. S. Hachigian
R. T. Parry
G. M. E. Spierkel

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years ended December 31, 2008:

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal			Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary ($)	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	Total ($)

M. C. Pigott	2008	$1,348,846	$2,000,421	$1,058,396	$0	$1,400,351	$11,500	$5,819,514
Chairman and Chief	2007	1,300,000	2,673,144	1,310,749	3,277,950	935,940	11,250	9,509,033
Executive Officer	2006	1,282,692	840,663	1,308,777	3,804,168	1,371,714	11,000	8,619,014

M. A. Tembreull	2008	899,423	482,831	568,188	573,750	817,495	11,500	3,353,187
Vice Chairman	2007	875,000	538,730	675,914	1,722,000	960,777	11,250	4,783,671
(principal financial officer)	2006	862,885	505,827	699,418	2,040,313	1,261,036	11,000	5,380,479

T. E. Plimpton	2008	736,885	380,923	438,761	451,633	916,476	11,500	2,936,178
Vice Chairman	2007	675,000	415,611	516,820	1,216,440	704,432	11,250	3,539,553
	2006	659,788	385,368	513,821	1,430,834	931,121	11,000	3,931,932

J. G. Cardillo	2008	552,423	221,290	247,235	301,183	516,110	11,500	1,849,741
President	2007	495,000	191,964	258,824	690,384	367,530	78,020	2,081,722
	2006	441,154	170,596	214,682	612,490	334,385	184,700	1,958,007

D. D. Sobic	2008	408,019	137,769	151,748	196,563	292,890	11,500	1,198,489
Executive Vice President

(a)	Represents compensation expense recognized in 2008 related to restricted stock awards made under the Company’s LTIP on January 30, 2008, February 19, 2008, January 31, 2007, February 5, 2007, and April 25, 2006, calculated in accordance with FASB Statement No. 123R (“FAS 123R”). For additional information concerning FAS 123R accounting assumptions, refer to Notes in the Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below. 2008 amounts for M. C. Pigott reflect the reduction of a compensation expense recorded in 2007 of $778,791 in accordance with the recognition principles of FAS 123R.

(b)	Represents compensation expense recognized in 2008 related to stock options granted on January 30, 2008, January 31, 2007 and January 26, 2006, calculated in accordance with FAS 123R. For additional FAS 123R accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to the Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year ending as follows: December 31, 2008 — Note R; December 31, 2007 — Note P; December 31, 2006 — Note A.

(c)	Amounts for 2008 represent the annual cash incentive awards earned in 2008 that were determined and paid in 2009 under the IC Plan. M. C. Pigott declined the $1,147,500 annual incentive award he earned in 2008 in recognition of the recession that is affecting the Company’s employees and stockholders. Long Term Performance Cash awards earned under the LTIP during the 2006-2008 cycle will not be determined until late April 2009.

(d)	Represents the interest earned under the DC Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $1,029; M. A. Tembreull $21,928; T. E. Plimpton $19,624; J. G. Cardillo $13,072; and the aggregate change in value during 2008 of benefits accrued under the Company’s qualified defined benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $1,399,321; M. A. Tembreull $795,567; T. E. Plimpton $896,852; J. G. Cardillo $503,038; D. D. Sobic $292,890).

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $11,500 for each Named Executive Officer for 2008, $11,250 for 2007 and $11,000 for 2006. Aggregate perquisites were less than $10,000 for each Named Executive Officer.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2008:

					Estimated	All
					Future	Other
					Payouts	Stock	All Other
					Under	Awards:	Option
					Equity	Number	Awards:	Exercise
					Incentive	of	Number of	or Base	Grant Date Fair
		Estimated Future Payouts Under			Plan	Shares	Securities	Price of	Value of Stock
		Non-Equity Incentive Plan Awards			Awards	of Stock	Underlying	Option	And Option
	Grant	Threshold	Target	Maximum	Target	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)

M. C. Pigott
Restricted Stock(a)	1/30/2008	—	—	—	39,582	NA	—	—	$1,810,481
Restricted Stock Match(b)	2/19/2008	—	—	—	150,000	NA	—	—	6,444,000
Stock Options(a)	1/30/2008	—	—	—	—	—	98,956	$45.74	848,766
LTIP Cash(a)		$184,091	$2,025,000	$4,050,000	—	—	—	—	—
Annual Incentive Cash(c)		540,000	1,350,000	2,700,000	—	—	—	—	—

M. A. Tembreull
Restricted Stock(a)	1/30/2008	—	—	—	10,556	NA	—	—	482,831
Stock Options(a)	1/30/2008	—	—	—	—	—	52,776	45.74	452,671
LTIP Cash(a)		81,818	900,000	1,800,000	—	—	—	—	—
Annual Incentive Cash(c)		270,000	675,000	1,350,000	—	—	—	—	—

T. E. Plimpton
Restricted Stock(a)	1/30/2008	—	—	—	8,328	NA	—	—	380,923
Stock Options(a)	1/30/2008	—	—	—	—	—	41,636	45.74	357,121
LTIP Cash(a)		58,091	639,000	1,278,000	—	—	—	—	—
Annual Incentive Cash(c)		212,533	531,333	1,062,666	—	—	—	—	—

J. G. Cardillo
Restricted Stock(a)	1/30/2008	—	—	—	4,838	NA	—	—	221,290
Stock Options(a)	1/30/2008	—	—	—	—	—	25,158	45.74	215,785
LTIP Cash(a)		15,750	346,500	693,000	—	—	—	—	—
Annual Incentive Cash(c)		141,733	354,333	708,666	—	—	—	—	—

D. D. Sobic
Restricted Stock(a)	1/30/2008	—	—	—	3,012	NA	—	—	137,769
Stock Options(a)	1/30/2008	—	—	—	—	—	15,804	45.74	135,554
LTIP Cash(a)		10,500	231,000	462,000	—	—	—	—	—
Annual Incentive Cash(c)		92,500	231,250	462,500	—	—	—	—	—

(a)	Represents grants and awards under the LTIP described on pages 14-16.
(b)	Represents shares awarded under the LTIP restricted share match program described on page 16. The grant date fair value is based on the closing price of Company stock on February 19, 2008 of $42.96.
(c)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) and described on page 13.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2008:

	Option Awards(a)					Stock Awards
										Equity
										Incentive
										Plan Awards:
									Equity	Market
									Incentive	or Payout
								Market	Plan Awards:	Value of
	Number of	Number of				Number of		Value of	Number	Unearned
	Securities	Securities				Shares or		Shares or	of Unearned	Shares,
	Underlying	Underlying				Units of		Units of	Shares, Units or	Units or Other
	Unexercised	Unexercised	Option			Stock That		Stock That	Other Rights	Rights That
	Options	Options	Exercise	Option	Option	Have Not		Have Not	That Have	Have Not
	(#)	(#)	Price	Vesting	Expiration	Vested		Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)		($)	(#)	($)(g)

M. C. Pigott	310,870	0	10.6235	1/1/02	4/27/09	29,468	(b)	$842,785	37,500 (e)	$1,072,500
	351,298	0	8.2469	1/1/03	1/25/10	33,680	(c)	963,248	150,000 (f)	4,290,000
	342,339	0	10.1975	1/1/04	1/24/11	39,582	(d)	1,132,045
	284,724	0	12.5353	1/1/05	1/23/12
	248,427	0	13.9555	1/1/06	1/15/13
	135,067	0	25.3126	1/1/07	1/15/14
	173,043	0	32.1111	1/1/08	1/20/15
	0	147,343	32.2267	1/1/09	1/26/16
	0	112,266	44.5600	1/1/10	1/31/17
	0	98,956	45.7400	1/1/11	1/30/18

M. A. Tembreull	34,759	0	25.3126	1/1/07	1/15/14	7,922	(b)	226,569
	83,983	0	32.1111	1/1/08	1/20/15	9,067	(c)	259,316
	0	79,213	32.2267	1/1/09	1/26/16	10,556	(d)	301,902
	0	60,450	44.5600	1/1/10	1/31/17
	0	52,776	45.7400	1/1/11	1/30/18

T. E. Plimpton	74,128	0	13.9555	1/1/06	1/15/13	6,034	(b)	172,572
	55,255	0	25.3126	1/1/07	1/15/14	6,995	(c)	200,057
	63,990	0	32.1111	1/1/08	1/20/15	8,328	(d)	238,181
	0	60,354	32.2267	1/1/09	1/26/16
	0	46,635	44.5600	1/1/10	1/31/17
	0	41,636	45.7400	1/1/11	1/30/18

J. G. Cardillo	36,235	0	12.5353	1/1/05	1/23/12	2,671	(b)	76,391
	33,198	0	13.9555	1/1/06	1/15/13	3,231	(c)	92,407
	19,486	0	25.3126	1/1/07	1/15/14	4,838	(d)	138,367
	27,688		32.1111	1/1/08	1/20/15
	0	28,057	32.2267	1/1/09	1/26/16
	0	29,640	44.5600	1/1/10	1/31/17
	0	25,158	45.7400	1/1/11	1/30/18

D. D. Sobic	675		10.1975	1/1/04	1/24/11	3,012	(d)	86,143
	1,500		12.5353	1/1/05	1/23/12
	1,147		13.9555	1/1/06	1/15/13
	17,191		25.3126	1/1/07	1/15/14
	14,305		32.1111	1/1/08	1/20/15
	0	16,321	32.2267	1/1/09	1/26/16
	0	18,618	44.5600	1/1/10	1/31/17
	0	15,804	45.7400	1/1/11	1/30/18

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted April 26, 2006. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2009 and January 1, 2010.

(c)	Represents restricted stock granted on January 31, 2007. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2009; January 1, 2010 and January 1, 2011.

(d)	Represents restricted stock granted on January 30, 2008. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2009; January 1, 2010; January 1, 2011 and January 1, 2012.

(e)	Represents restricted stock under the share match program scheduled to vest on December 31, 2011.

(f)	Represents restricted stock under the share match program scheduled to vest on December 31, 2012.

(g)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2008 of $28.60.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2008 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
			Number
	Number of		of Shares
	Shares	Value	Acquired	Value
	Acquired	Realized on	on	Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

M. C. Pigott	200,598	$6,509,194	25,962	$1,414,410
M. A. Tembreull	50,000	877,575	6,984	380,488
T. E. Plimpton	5,000	140,673	5,350	291,468
J. G. Cardillo	0	0	2,413	131,460
D. D. Sobic	0	0	0	0

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers under the Company’s noncontributory retirement plan and Supplemental Retirement Plan as of December 31, 2008:

				Payments
		Number	Present	During
		of Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

M. C. Pigott	Retirement Plan	29	$632,115	$0
	Supplemental Retirement Plan	29	9,146,665	0
M. A. Tembreull	Retirement Plan	35	1,202,320	0
	Supplemental Retirement Plan	35	9,349,656	0
T. E. Plimpton	Retirement Plan	32	924,031	0
	Supplemental Retirement Plan	32	5,311,049	0
J. G. Cardillo	Retirement Plan	18	570,372	0
	Supplemental Retirement Plan	18	1,731,383	0
D. D. Sobic	Retirement Plan	18	422,212	0
	Supplemental Retirement Plan	18	730,377	0

The Company’s qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity, or if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump sum distribution at the executive’s election and will be made at the later of: (1) termination of employment; (2) age 55 with 15 years of service or age 65, whichever occurs first; or (3) twelve months from the date the payment election is made. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2008, T. E. Plimpton, J. G. Cardillo and D. D. Sobic are eligible for a reduced early retirement benefit. M. A. Tembreull is eligible for age 62 unreduced early retirement benefit.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2008. The retirement benefits were calculated using the assumptions found in the Notes for Consolidated Financial Statements under Note M of the Company’s 2008 Annual Report on Form 10-K. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2008. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive:

	Executive	Aggregate	Aggregate	Aggregate
	Contribution in	Earnings (Loss)	Withdrawals/	Balance as of
	2008	in 2008	Distributions	12/31/2008 (a)
Name	($)	($)	($)	($)

M. C. Pigott	$1,191,562	$(3,270,103)	$0	$4,336,322
M. A. Tembreull	0	(2,955,512)	0	8,217,140
T. E. Plimpton	0	(56,749)	0	4,252,505
J. G. Cardillo	0	147,478	0	2,610,610
D. D. Sobic	0	0	0	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s DC Plan provides all eligible employees including the Named Executive Officers an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan.

A portion of the amount in the 2008 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $1,029; M. A. Tembreull $21,928; T. E. Plimpton $19,624; and J. G. Cardillo $13,072.

The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account as of January in the year the award was payable and interest is compounded quarterly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield averages for the previous quarter. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the average closing price of a share of the Company’s common stock on the first five trading days in January of the year the cash award was payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in a single distribution of whole shares of the Company’s common stock.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2008. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	M. A. Tembreull	T. E. Plimpton	J. G. Cardillo	D. D. Sobic

Termination for Cause	$0	$0	$0	$0	$0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	N/A	573,750	451,633	301,183	196,563
Long-Term Performance Award	N/A	1,365,000	936,000	461,550	303,175
Restricted Stock	N/A	787,787	610,810	307,164	86,143
Total	N/A	2,726,537	1,998,443	1,069,897	585,881
Death
Annual Incentive Plan	1,147,500	573,750	451,633	301,183	196,563
Long-Term Performance Award	5,021,875	2,248,333	1,554,000	808,050	534,175
Restricted Stock	8,300,578	787,787	610,810	307,164	86,143
Total	14,469,953	3,609,870	2,616,443	1,416,397	816,881
Change in control
Annual Incentive Plan	2,700,000	1,350,000	1,062,666	708,666	462,500
Long-Term Performance Award	7,700,000	3,446,667	2,388,000	1,203,000	797,000
Restricted Stock	8,300,578	787,787	610,810	307,164	86,143
Total	18,700,578	5,584,454	4,061,476	2,218,830	1,345,643

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options with expiration dates of April 27, 2009, through January 15, 2014, would remain exercisable for three months from the date of termination. All other vested stock options would remain exercisable for one month from the date of termination (expiration dates and number of stock options are disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table).

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott, T. E. Plimpton and J. G. Cardillo would receive single lump-sum cash payments and M. A. Tembreull and D. D. Sobic would receive monthly annuities payable for life. If termination occurred on December 31, 2008, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2009, for M. A. Tembreull, T. E. Plimpton, J. G. Cardillo and D. D. Sobic. Payments for M. C. Pigott would begin when first eligible to receive retirement benefits under the qualified Retirement Plan.

Retirement.  M. C. Pigott was not eligible to receive retirement benefits on December 31, 2008 due to the age threshold. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the other Named Executive Officers as described above under “Resignation or Termination without Cause”

Annual incentive compensation earned in 2008 would have been paid in the first quarter of 2009 and long-term incentive cash awards earned under the 2006-2008 performance cycle would be paid in April 2009 based on actual performance against goals. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All annual restricted stock would be immediately vested.

Death.  In the event of death on December 31, 2008, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2007-2009 LTIP performance cycle and the 2008-2010 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. Restricted stock awarded under the share match program would vest following completion of the cycle if the performance goal is achieved.

Change in control.  Benefits payable in the event of a change in control on December 31, 2008, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers would have been entitled to a maximum IC award for 2008 (200 percent of target), a maximum long-term incentive cash award under the 2006-2008 performance cycle of the LTIP and a maximum prorated award under the 2007-2009 and the 2008-2010 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payout amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

1)  Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2008 for each Named Executive Officer was zero.

2)  Increased Supplemental Retirement Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2008, are as follows: M. C. Pigott $7,475,779; M. A. Tembreull $4,821,109; T. E. Plimpton

$2,799,510; J. G. Cardillo $799,524; D. D. Sobic $572,014. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate which will be zero percent.

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2008 and has been selected to perform this function for 2009. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated John M. Fluke, Jr., as audit committee financial expert.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU § 380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and be filed with the Securities and Exchange Commission.

The Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for pre-approving all audit and non-audit work performed by Ernst & Young, LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2008, and December 31, 2007, are as follows:

	(In millions)
	2008	2007

Audit	$4.91	$4.86
Audit-Related	.20	.31
Tax	.25	.26
All Other	.00	.00

	$5.36	$5.43

Audit Fees

In the year ended December 31, 2008, the independent auditors, Ernst & Young LLP, charged the Company $4.91 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees

In the year ended December 31, 2008, the independent auditors, Ernst & Young LLP, billed the Company $.20 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax

In the year ended December 31, 2008, the independent auditors, Ernst & Young LLP, billed the Company $.25 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees

In the year ended December 31, 2008, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

THE AUDIT COMMITTEE

J. M. Fluke, Jr., Chairman
S. F. Page
W. G. Reed, Jr.
C. R. Williamson

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of two industry peer groups of companies identified in the graph (the Current Peer Group Index and the Prior Peer Group Index) for the last five fiscal years ending December 31, 2008. Effective January 1, 2008, the Company revised its peer group to reflect changes in the industry and to provide a more challenging and competitive group against which to measure performance. Standard & Poor’s has calculated a return for each company in both the Current Peer Group Index and Prior Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The Current Peer Group Index consists of Caterpillar Inc., Cummins Inc., Danaher Corporation, Deere & Company, Dover Corporation, Eaton Corporation, Harley-Davidson, Inc., Honeywell International Inc., Illinois Tool Works Inc., Ingersoll-Rand Company Ltd. and United Technologies Corporation. The Prior Peer Group consists of Arvin Meritor Inc., Caterpillar Inc., Cummins Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company Ltd., Navistar International Corp. and Oshkosh Truck Corp. The comparison assumes that $100 was invested December 31, 2003 in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2003	2004	2005	2006	2007	2008
PACCAR Inc	100.00	147.13	131.80	193.77	251.52	134.92
S&P 500 Index	100.00	110.88	116.33	134.70	142.10	89.53
Current Peer Group Index	100.00	116.59	121.11	142.74	183.05	107.86
Prior Peer Group Index	100.00	120.12	124.60	142.00	204.90	100.29

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not attempted to refute all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS

Resolved, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Supporting Statement. Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

The Council of Institutional Investors also recommends adoption of annual election of each director. This proposal topic also won strong support at the following companies in 2008:

Fortune Brands (FO)	74% Nick Rossi (Sponsor)
McGraw-Hill (MHP)	70% Nick Rossi
Eastman Chemical (EMN)	58% Ray T. Chevedden

The merits of this Elect Each Director Annually proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:
• Our poison pill was set to expire on February 19, 2009.
• In 2002 and 2004 shareholders supported redeeming our poison pill with more than a 48% vote. This 48%-vote is believed to indicate a significant margin of majority support from independent shareholders.
• The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company:
“D” in governance.
“High Governance Risk Assessment.”
“Very High Concern” in Takeover Defenses which makes it difficult to replace underperforming directors.
• Our directors needed only one-vote out of 365 million to be elected and then they were set for 3-years — Accountability concern.
• We would have to marshal a 67% shareholder vote to make certain governance improvements — Entrenchment concern.
• With two insiders on the Board and an inside-related director on the board (James Pigott) we did not even have an Independent Chairman or a Lead Director.
• James Pigott, with 36-years tenure (independence concern), was 50% of our key Nomination Committee
• John Fluke, with 24-years tenure (independence concern), was on our key audit and executive pay committees.
• We had no right to:
  Cumulative voting.
  To call a special meeting.
  To act by written consent.
  To vote on our auditors.

• Our directors served on boards rated “F” or “D” by The Corporate Library:

William Reed Washington Mutual (WM)	On PCAR audit committee
Robert Parry Countrywide Financial (CFC)	On PCAR executive pay committee
Robert Parry Janus Capital (JNS)	On PCAR executive pay committee
• Our full Board met only 4-times in an entire year – Commitment concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal.
Elect Each Director Annually
Yes on 2

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

It is the Company’s position that PACCAR has one of the best qualified Board of Directors of any public company in the United States. The impeccable integrity of Company management, the consistency of superior stockholder returns, especially compared to the Standard & Poor’s 500 Index, and the quality and technology leadership displayed in its products and processes are the result of a dedicated and proactive Board of Directors. PACCAR has earned a net income for 70 consecutive years and paid a dividend every year since 1941.

In 1986, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. More than 78 percent of the Company’s outstanding shares voted for this amendment. The Board continues to believe that a classified board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. Currently, many corporations in the Standard & Poor’s 500 have classified boards.

The majority of the Company’s directors are independent of the Company and are experienced, proven executives and leaders who serve on the boards of other prominent corporations. An experienced, knowledgeable Board of Directors is a tremendous asset to the Company, ensuring that it is managed well and profitably for the benefit of its stockholders. Since the Company’s classified Board of Directors was adopted twenty-three years ago, the Company has grown significantly and profitably.

A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has a solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs.

Directors elected for staggered terms are equally accountable to stockholders as directors elected annually. The Company’s classified Board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate with the proponent of the change while protecting the interests of all stockholders.

Approval of this proposal would not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Company’s Board of Directors, the Board must first authorize an amendment to the Company’s Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company’s outstanding shares of common stock.

The Board believes that a classified board is appropriate for the Company and will serve and protect stockholders’ interests successfully as it has for decades.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

ITEM 3:	STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD

Resolved: That the shareholders of PACCAR Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (articles or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

One of the strengths of PACCAR is the continuity of vision and quality performance that have resulted from the diligent and positive manner in which the directors guide the Company. PACCAR stockholders have benefited from the outstanding leadership the Board of Directors has provided the Company for many years. The Company’s average annual total stockholder return for the ten-year period ending December 31, 2008 is 17.6 percent compared with a 1.4 percent loss for the Standard & Poor’s 500 Index.

The Company has an excellent history of electing Board directors by a substantial majority.

•	For 20 consecutive years, over 88 percent of the outstanding shares have been represented at the Company’s annual meeting.

•	Every director nominee has received an affirmative vote greater than 87 percent of the shares voted through the plurality process during the previous 20 years.

•	The Company’s Nominating and Governance Committee has a thorough and proven director selection process to identify strong nominees committed to serving the Company and its stockholders.

•	The Company has a governance policy that requires a director to submit a resignation to the Board upon a change in principal employment or responsibility. This policy provides additional assurance that Board directors are of the highest caliber and have the necessary time to serve stockholders during their term.

A plurality voting standard is an accepted method among public companies and is the standard voting practice under the laws of the State of Delaware.

•	The rules governing plurality voting are well understood by stockholders. In plurality voting for the election of directors, the nominees with the most votes are elected. By contrast, in a majority voting system, the result is uncertain if none of the director nominees receives a majority of the votes cast.

•	It is not in the best interest of the Company or its stockholders to implement a majority vote system that lacks a clear process for determining the outcome in a situation where no nominee receives a majority of the votes cast.

•	The Company’s stockholders rejected similar stockholder proposals by a substantial margin in 2005, 2006, 2007 and 2008.

The Board believes electing directors under a plurality vote process is best for the ongoing success of the Company and its stockholders, but it will continue to review the majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2010

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 12, 2009, to be considered for inclusion in the proxy materials for the Company’s 2010 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and other information stated in the Bylaws.

The Company’s Bylaws (Art. III, Section 6) provide that nominations for director by a stockholder must be received by the Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under the Company’s Bylaws and Regulation 14A under the Securities Exchange Act of 1934.

A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato
Secretary

March 12, 2009

Directions to Meydenbauer Center

Driving Directions	Parking
• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).
• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.
Due to limited parking availability and construction around Meydenbauer Center, you are encouraged to explore Metro Transit’s commuter services. The Bellevue Transit Center is located one block from Meydenbauer Center.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 28, 2009
10:30 a.m.
Meydenbauer Center
11100 N.E. 6th Street
Bellevue, Washington 98004
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 28, 2009 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2009annualmeeting/.

777 - 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2009.
The shares of common stock you hold of record on March 2, 2009, will be voted as you specify on the reverse side.
If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Item 1 and “AGAINST” Items 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.
See reverse for voting instructions.

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pcar Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back the proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò
The Board of Directors Recommends a Vote “FOR” Item 1 and “AGAINST” Items 2 and 3.

1.	Election of directors:	01	Mark C. Pigott	03	Warren R. Staley	☐	Vote FOR	☐	Vote WITHHELD
		02	William G. Reed, Jr.	04	Charles R. Williamson		all nominees		from all nominees
							(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Stockholder proposal regarding the annual election of all directors	☐ For	☐ Against	☐ Abstain

3. Stockholder proposal regarding a director vote threshold	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND AGAINST ITEMS 2 AND 3.
Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.